	FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com		Company Contact: Daniel Bernstein President ir@BelFuse.com

BEL to Present at the 17th Annual
Needham & Company Growth Conference,
Tuesday, January 13, 2015 at Approximately 9:20 a.m. EST

JERSEY CITY, NJ -- January 13, 2015 -- BEL FUSE INC., "Bel" (NASDAQ:BELFB) & (NASDAQ:BELFA) announced that management will make a presentation at the Seventeenth Annual Needham Company, LLC Growth Conference on Tuesday, January 13, 2015 at approximately 9:20 a.m. EST at the New York Palace Hotel, New York City.
During the presentation, management expects to announce preliminary and unaudited net sales for the fourth quarter 2014 of approximately $150 million and approximately $490 million for the full year 2014.  Net sales for the fourth quarter of 2013 were $91.0 million and $349.2 million for the full year 2013. Net sales for the fourth quarter and full year 2014 include net sales from the previously announced acquisition of Power Solutions, which was completed in the second quarter of 2014, and the previously announced acquisition of Connectivity Solutions, which was completed in the third quarter of 2014.
After registration, you can access the 30 minute live webcast and slide presentation from http://wsw.com/webcast/needham69/belfb or the "Events and Presentations" link on the Investors page under the "About Bel" tab at www.belfuse.com.  The webcast will be immediately available for replay at this same Internet address for ninety days.

About Bel
Bel (www.belfuse.com) is primarily engaged in the design, manufacture, and sale of products used in aerospace, data transmission, military, transportation, and consumer electronics.  Bel's product groups include Magnetic Solutions (discrete components, power transformers and MagJack® connectors with integrated magnetics), Power Solutions and Protection (AC DC power supplies, DC DC converters, custom designs, miniature, micro, surface mount and resettable fuses) and Connectivity Solutions (micro, circular, filtered D Sub, fiber optic, RF connectors, microwave components, passive jacks, plugs and cable assemblies).  The Company operates facilities around the world.

Forward‑Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding preliminary and unaudited net sales for the fourth quarter and full year 2014) are forward looking statements that involve risks and uncertainties, including risk factors detailed from time to time in the Company's SEC reports.  Management makes no assurance that any forward looking statement will in fact prove to be correct and undertakes no obligation to update or revise any such forward looking statements.

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